FRP Holdings, Inc. Reports Fiscal 2025 Fourth Quarter Results

Jacksonville, Florida; April 10, 2026 -- FRP Holdings, Inc. (NASDAQ-FRPH), a full-service real estate investment and development company with four distinct business segments including Multifamily, Industrial and Commercial, Development, and Mining and Royalty Lands, today reported financial results for the quarter and full year ended December 31, 2025.

Fourth Quarter Highlights
•77% decrease in Net Income ($0.4 million vs $1.7 million) due to expenses related to the Altman Logistics platform acquisition ($0.5 million), increased G&A due to the Altman new hires, under performance at Dock and Maren, industrial vacancies and added depreciation at Chelsea partially offset by higher mining royalties and improved results in Equity in Loss of Joint Ventures.
•Net Operating Income (NOI) increased slightly ($9.29 million vs $9.10 million).
•3% decrease in the Multifamily segment’s NOI primarily due to reduced occupancy, uncollectable revenue along with higher operating costs and property taxes at the Maren and higher than typical maintenance expenses at Dock 79.
•12% decrease in Industrial and Commercial segment NOI primarily due to vacancies from an eviction of one tenant and lease expirations.
•Mining Royalty Land's revenue increased 11%, and segment NOI increased 11% due to improved royalties per ton.
•On October 21, 2025, the Company acquired the business operations and development pipeline of Altman Logistics Property, LLC, including two projects already majority-owned by FRP Holdings as well as minority interests in a portfolio of institutional grade assets under development. In conjunction with the acquisition, the Company hired six of Altman Logistic's employees.

Executive Summary and Analysis

Results for 2025 were in line with the expectations we outlined earlier this year. Reported net income declined compared to 2024 primarily due to legal expenses associated with the acquisition of Altman Logistics Properties in October 2025. This acquisition was a critical step and tactical change in how we will execute our development strategy and is crucial to pro rata net operating income growth and expanding our asset base for the rest of this decade.
Pro rata Net Operating Income (NOI) for 2025 was down 0.7% compared to the previous year. In 2024, the Mining Royalty Lands segment experienced two non-recurring events which had a net positive impact to NOI of ~$1.2M. Adjusting for the $1.2M of non-recurring mining items from 2024, NOI would have been up by ~$1.0M, despite the vacancy and leasing headwinds we faced in our Commercial and Industrial segment.

Looking forward to 2026 and beyond, we will look to generate value in two ways. The first way, and the more immediate return, is through increasing same store industrial and commercial NOI. Absolutely essential to that is resolving our current industrial vacancies (approximately 400,000 square feet) to restore the segment’s occupancy percentages back to the levels it has traditionally enjoyed. At current market rents, this represents approximately $3-3.5 million in NOI improvement to this segment that can be achieved with minimal capex.

The second way we will generate value is through our development segment. We have three industrial assets under development in Lakeland, Broward and Lake County, FL, totaling 762,085 square feet of new, Class A industrial space. At lease-up stabilization, these assets represent approximately $9.3M in NOI attributable to the Company. Just as important if not more so was the acquisition of Altman Logistics in late 2025. This purchase included not only equity interests in joint ventures currently under development, but also key personnel who fill roles that were already envisioned as part of our development strategy. These new employees broaden our real estate development capabilities and do so in a manner which we expect to be highly accretive to the business. Prior to this transaction, our only method for expanding outside the Mid-Atlantic was through joint ventures. We saved the time and money of not having to hire new employees and open a new office, but the tradeoff was paying development fees and promote equity in successful projects. Through this acquisition, we have not only filled roles necessary to future growth with proven talent, but done so with employees based in markets beyond our historic development footprint that we previously needed joint ventures to enter. The additional cashflows generated from the future sale of our minority interests acquired in the Altman transaction will help fuel our newly expanded development platform. Far more important in terms of strategy and tactics, is the flexibility this transaction gives the Company. We are now able to execute both in-house development as well as fee development, or a hybrid of the two, and do so while generating equity for shareholders rather than giving it up. By acquiring Altman Logistics and its platform, through both the equity interest in projects currently under development and the team that came with it, we are in the markets we want to be in, have the people we need to grow, have projects underway capable of carrying the cost of this human capital, and can scale beyond our current size disproportionately to G&A growth and in lieu of bringing on additional JV partners. We have enhanced our flexibility in how we grow, can earn development fees instead of paying them, can generate equity in successful projects instead of giving it up, and compound these savings into additional projects under the same platform. The combination of development fees and loss in equity on a project can range from 3-15% of total project costs, so reversing that flow of cash and equity is not insignificant to the Company in terms of future earnings, cash flow, and NAV growth.

COMPARATIVE RESULTS OF OPERATIONS
Consolidated Results

(dollars in thousands)	Three months ended December 31
	2025	2024	Change	%
Revenues:
Lease revenue	$6,853	7,072	$(219)	-3.1%
Mining royalty and rents	3,848	3,459	389	11.2%
Joint venture management fee revenue	214	—	214
Total revenues	10,915	10,531	384	3.6%

Cost of operations:
Depreciation, depletion and amortization	2,801	2,558	243	9.5%
Operating expenses	2,554	1,741	813	46.7%
Property taxes	1,012	920	92	10.0%
General and administrative	2,865	2,393	472	19.7%
Total cost of operations	9,232	7,612	1,620	21.3%

Total operating profit	1,683	2,919	(1,236)	-42.3%

Net investment income	1,546	2,317	(771)	-33.3%
Interest expense	(709)	(668)	(41)	6.1%
Equity in loss of joint ventures	(2,470)	(2,777)	307	-11.1%
(Loss) gain on sale of real estate	—	182	(182)	-100.0%
(Loss) income before income taxes	50	1,973	(1,923)	-97.5%
Provision for income taxes	(89)	286	(375)	-131.1%

Net (loss) income	139	1,687	(1,548)	-91.8%
Income (loss) attributable to noncontrolling interest	(241)	8	(249)
Net income attributable to the Company	$380	1,679	$(1,299)	-77.4%

Net income for the fourth quarter of 2025 was $380,000 or $0.02 per share versus $1,679,000 or $.09 per share last year. Pro rata NOI for the fourth quarter of 2025 was $9,288,000 versus $9,103,000 last year.

•Operating profit decreased $1,236,000, impacted by $512,000 of expenses related to the Altman Logistics platform acquisition. General and administrative expense increased $177,000 (net of $214,000 Development fee revenue and $81,000 of acquisition expenses) primarily due to the new employees from the acquisition. Operating profit at our consolidated multifamily projects (Dock & Maren only) decreased $558,000 due to lower occupancy and higher bad debts along with higher than typical maintenance expenses. Industrial and Commercial segment's operating profit declined $315,000 because of a $206,000 increase in depreciation expense from our new Chelsea warehouse, as well as lower occupancy. Mining Royalty Land's segment operating profit increased $366,000 due to higher royalties per ton.

•Net investment income decreased $771,000 due to lower cash equivalent balances and interest rates ($653,000) along with lower income from our lending ventures ($118,000).
•Interest expense increased $41,000 compared to last year as we capitalized $33,000 less interest.
•Equity in loss of Joint Ventures improved $307,000 due to improved results at our unconsolidated joint ventures. Results improved $96,000 at Windlass Run Business Park due to improved occupancy and lower variable interest rates. Bryant Street results improved $148,000 primarily due to lower variable interest rates.
Multifamily Segment (pro rata consolidated and pro rata unconsolidated)

	Three months ended December 31
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	8,012	100.0%	8,156	100.0%	(144)	(1.8%)

Depreciation and amortization	3,513	43.8%	3,269	40.1%	244	7.5%
Operating expenses	2,826	35.3%	2,645	32.4%	181	6.8%
Property taxes	973	12.1%	1,016	12.5%	(43)	(4.2%)

Cost of operations	7,312	91.3%	6,930	85.0%	382	5.5%

Operating profit before G&A	700	8.7%	1,226	15.0%	(526)	(42.9%)

Depreciation and amortization	3,513		3,269		244
Unrealized rents & other	(40)		(209)		169
Net operating income	4,173	52.1%	4,286	52.6%	(113)	(2.6%)
The combined consolidated and unconsolidated pro rata NOI in the fourth quarter for this segment was $4,173,000, down $113,000 or 3% compared to $4,286,000 last year. Dock and Maren combined NOI was $334,000 lower due to reduced occupancy and higher than typical maintenance expenses to improve our tenants' experience. Bryant Street NOI was $163,000 higher primarily due to higher than typical expenses in the same quarter last year. The NOI for .408 Jackson increased $67,000 despite lower occupancy due to improved rental rates and ancillary revenues.

Apartment Building	Units	Pro rata NOI Q4 2025	Pro rata NOI Q4 2024	Avg. Occupancy Q4 2025	Avg. Occupancy Q4 2024	Renewal Success Rate Q4 2025	Renewal % increase Q4 2025

Dock 79 Anacostia DC	305	$802,000	$958,000	91.1%	94.4%	76.4%	4.1%
Maren Anacostia DC	264	$778,000	$956,000	89.0%	93.9%	64.1%	4.3%
Riverside Greenville	200	$182,000	$179,000	91.6%	92.6%	77.1%	3.2%
Bryant Street DC	487	$1,368,000	$1,205,000	89.9%	90.1%	61.5%	3.4%
.408 Jackson Greenville	227	$365,000	$298,000	92.9%	96.2%	63.0%	0.9%
Verge Anacostia DC	344	$678,000	$690,000	91.1%	90.9%	61.5%	1.2%
Multifamily Segment	1,827	$4,173,000	$4,286,000	90.7%	92.5%

Multifamily Segment (Consolidated - Dock & Maren)

	Three months ended December 31
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$5,305	100.0%	5,504	100.0%	(199)	-3.6%

Depreciation and amortization	2,008	37.9%	1,989	36.2%	19	1.0%
Operating expenses	1,838	34.6%	1,494	27.1%	344	23.0%
Property taxes	619	11.7%	623	11.3%	(4)	-0.6%

Cost of operations	4,465	84.2%	4,106	74.6%	359	8.7%

Operating profit before G&A	$840	15.8%	1,398	25.4%	(558)	-39.9%

Total revenues for our two consolidated joint ventures (Dock & Maren) were $5,305,000, a decrease of $199,000 versus $5,504,000 last year due to lower occupancy. Total operating profit before G&A for the consolidated joint ventures was $840,000, down 40% versus $1,398,000 last year due to reduced occupancy and higher than typical maintenance expenses.

Multifamily Segment (Pro rata unconsolidated)

	Three months ended December 31
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	5,123	100.0%	5,156	100.0%	(33)	(0.6%)

Depreciation and amortization	2,413	47.1%	2,178	42.2%	235	10.8%
Operating expenses	1,852	36.2%	1,895	36.8%	(43)	(2.3%)
Property taxes	636	12.4%	677	13.1%	(41)	(6.1%)

Cost of operations	4,901	95.7%	4,750	92.1%	151	3.2%

Operating profit before G&A	222	4.3%	406	7.9%	(184)	-45.3%

For our four unconsolidated joint ventures, pro rata revenues were $5,123,000, a decrease of $33,000 or 1% compared to $5,156,000 in the same period last year due to lower occupancy. Pro rata operating profit before G&A was $222,000 compared to $406,000 last year, a decrease of $184,000 primarily due to the write-off of water damaged fixed assets as a result of two small accidental fires.

Industrial and Commercial Segment

	Three months ended December 31
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$1,200	100.0%	1,268	100.0%	(68)	(5.4)%

Depreciation and amortization	567	47.3%	361	28.5%	206	57.1%
Operating expenses	226	18.8%	212	16.7%	14	6.6%
Property taxes	96	8.0%	69	5.4%	27	39.1%

Cost of operations	889	74.1%	642	50.6%	247	38.5%

Operating profit before G&A	$311	25.9%	626	49.4%	(315)	(50.3)%

Depreciation and amortization	567		361		206
Unrealized revenues	(3)		5		(8)
Net operating income	$875	72.9%	$992	78.2%	$(117)	(11.8)%

Shell construction on our 258,279 square foot spec warehouse project in Aberdeen, MD on Chelsea Road was completed effective April 1, 2025 and is in the lease-up phase. We have ten buildings in service at four different locations totaling 773,356 square feet of industrial and 33,708 square feet of office of which 47.5% was leased and occupied at December 31, 2025. Excluding Chelsea (100% vacant) these assets were 69.9% leased and occupied during the quarter compared to 95.6% leased and occupied during the same quarter last year primarily due to an eviction for failure to pay rent by one tenant and other tenants' lease expirations.
Total revenues in this segment were $1,200,000, down $68,000 or 5%, over last year. Operating profit before G&A was $311,000, down $315,000 or 50% from $626,000 last year. Depreciation and amortization increased $206,000 primarily due to last April's completion of our Chelsea warehouse. Net operating income in this segment was $875,000, down $117,000 or 12% compared to last year. NOI decreased due to $40,000 of carry costs at Chelsea and $72,000 due to reduced occupancy at 34 Loveton. Cranberry NOI was down $23,000 due to vacancies (the same quarter last year included $222,000 of allowance for uncollectible revenue on one tenant in the process of eviction). Hollander NOI increased $18,000.

Mining Royalty Lands Segment Results

	Three months ended December 31
(dollars in thousands)	2025	%	2024	%	Change	%

Mining royalty and rent revenue	$3,848	100.0%	3,459	100.0%	389	11.2%

Depreciation, depletion and amortization	184	4.8%	165	4.7%	19	11.5%
Operating expenses	16	0.4%	16	0.5%	—	—%
Property taxes	84	2.2%	80	2.3%	4	5.0%

Cost of operations	284	7.4%	261	7.5%	23	8.8%

Operating profit before G&A	$3,564	92.6%	3,198	92.5%	366	11.4%

Depreciation and amortization	184		165		19
Unrealized revenues	160		142		18
Net operating income	$3,908	101.6%	$3,505	101.3%	$403	11.5%

Total revenues in this segment were $3,848,000, an increase of $389,000 or 11% versus $3,459,000 last year. Royalty tons decreased 3% but royalties per ton increased 15%. Total operating profit before G&A in this segment was $3,564,000, an increase of $366,000 versus $3,198,000 last year due to the higher revenue less increased depletion on newer leases. Net operating income in this segment was $3,908,000, up $403,000 or 11% compared to last year due to the increased revenues.
Development Segment Results

	Three months ended December 31
(dollars in thousands)	2025	2024	Change

Lease revenue	$348	300	48
Management fee revenue	214	—	214
Total revenues	562	300	262

Depreciation, depletion and amortization	42	43	(1)
Operating expenses	474	19	455
Property taxes	213	148	65

Cost of operations	729	210	519

Operating (loss) profit before G&A	$(167)	90	(257)

Management fee revenue are the fees paid to the Company primarily from our three minority ownership warehouse projects acquired from Altman Logistics on October 21, 2025. Development segment operating expenses included $431,000 of expenses related to the Altman Logistics platform acquisition.

With respect to ongoing Development Segment projects:
▪We are the principal capital source to develop 344 residential lots on 110 acres in Harford County, MD. We have funded $27.8 million of our $31.1 million total commitment. A national homebuilder is under contract to purchase all 222 townhome lots and 122 single family lots. At quarter-end, 195 lots have been sold and $26.4 million has been returned to the company of which $6.4 million was booked as profit to the Company.
▪We entered into two new joint venture agreements in early 2024 with Altman Logistics. The first joint venture is a 201,420 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a two building 183,215 square-foot warehouse development project in Broward County, FL. We closed on both construction loans in March, 2025 and construction commenced in the second quarter of 2025. Substantial completion of both projects is expected in the second quarter of 2026. On October 21, 2025 we purchased the minority interests of Altman Logistics in these projects.
▪On May 30, 2025, we secured construction financing for our multifamily joint venture with Woodfield Development, known as Woven. This is our third multifamily project in Greenville, SC. This is an $87.8M project with 214 units and 13,500 square feet of ground floor retail that is eligible to receive South Carolina Textile Rehabilitation Credits upon substantial completion and received Special Source Credits equal to 50% of the real estate taxes for a period of 20 years. The project broke ground during the 3rd quarter and substantial completion of the project is expected in late 2027.
▪On July 23, 2025, we entered into a joint venture agreement with Strategic Real Estate Partners (“SREP”), a private real estate development firm which specializes in industrial real estate development, to develop 377,892 square feet in two warehouses in Lake County, Florida near Orlando, with options for investment in additional industrial warehouses on adjacent properties in the future. Substantial completion of the first warehouse is expected in the first quarter of 2027,
▪On September 12, 2025, we secured construction financing for the first phase (296 multifamily units and 28,745 square feet of retail) of our Estero joint venture with Woodfield Development, located between Naples and Ft. Myers. Substantial completion is expected late 2027.
▪On October 21, 2025, the Company completed the closing on its Purchase and Sales Agreement to acquire the business operations and development pipeline of Altman Logistics Properties, LLC, an operating platform of BBX Capital. In conjunction with the acquisition, the Company hired six of Altman Logistic's employees. The following table details the projects purchased and the square feet (SF) of the warehouses:

City	Street Address	36’ Clear Height SF	Ownership Acquired	Status
Delray Beach, FL	14130 S State Rd. 7	199,476	10%(1)	Substantial completion Q1 2026
Delray Beach, FL	14130 S State Rd. 7	392,976	10% (1)	Land for 2 warehouses
Hamilton, NJ	600 Horizon Dr.	170,800	8.5% (1)	Substantial completion Q1 2026
Parsippany, NJ	8 Lanidex Plaza W.	140,031	10% (1)	Substantial completion Q2 2026
Southwest Ranches, FL	SW 202nd Ave. & Sheridan St.	335,617		Land acquisition contract 2026
(1) General Partner investment, distributions will be based upon waterfall model.

Highlights 2025 compared to 2024:
•48% decrease in Net Income ($3.3 million vs $6.4 million) mainly due to $2.5 million of expenses related to acquiring the Altman Logistics platform. Excluding the $2.5 million of Altman acquisition expenses, adjusted Net income was down $1.1 million primarily due to the Industrial and commercial segment's operating profit decline of $1.4 million.
•0.7% decrease in pro rata NOI ($37.9 million vs $38.1 million) primarily due to a non-recurring $1.85 million minimum royalty payment in last year's third quarter partially offset by a $0.62 million royalty overpayment deduction in the prior year. The one-time, catch-up payment applied to the prior twenty-four months when the tenant failed to meet a production requirement contained in the lease. The revenue from this payment was straight-lined over the life of the lease. Excluding the $1.23 million positive net impact of non-recurring items in last year, adjusted pro rata NOI was up $1.0 million (3%) this year.
•Multifamily segment’s pro rata NOI decreased slightly as improved results at Bryant Street, .408 Jackson and The Verge were offset by reduced occupancy, uncollectable revenue along with higher operating costs and property taxes at Maren and higher than typical maintenance expenses at Dock 79.
•8% decrease in Industrial and Commercial revenue and 14% decrease in that segment’s NOI due to vacancies following an eviction and lease expirations.
•Mining Royalty Lands' Segment's NOI increased slightly. Excluding the $1.23 million non-recurring, positive net impact last year, adjusted pro rata NOI in this segment was up $1.5 million or 11% due to higher royalties per ton.

COMPARATIVE RESULTS OF OPERATIONS
Consolidated Results

(dollars in thousands)	Twelve Months Ended December 31,
	2025	2024	Change	%
Revenues:
Lease revenue	$28,252	28,922	$(670)	-2.3%
Mining royalty and rents	14,380	12,852	1,528	11.9%
Joint venture management fee revenue	214	—	214
Total revenues	42,846	41,774	1,072	2.6%

Cost of operations:
Depreciation, depletion and amortization	10,959	10,187	772	7.6%
Operating expenses	10,297	7,170	3,127	43.6%
Property taxes	3,907	3,437	470	13.7%
General and administrative	10,655	9,276	1,379	14.9%
Total cost of operations	35,818	30,070	5,748	19.1%

Total operating profit	7,028	11,704	(4,676)	-40.0%

Net investment income	8,824	11,112	(2,288)	-20.6%
Interest expense	(2,967)	(3,150)	183	-5.8%
Equity in loss of joint ventures	(9,105)	(11,359)	2,254	-19.8%
(Loss) gain on sale of real estate	—	182	(182)	-100.0%
Income before income taxes	3,780	8,489	(4,709)	-55.5%
Provision for income taxes	818	2,029	(1,211)	-59.7%

Net income	2,962	6,460	(3,498)	-54.1%
Income (loss) attributable to noncontrolling interest	(368)	75	(443)	-590.7%
Net income attributable to the Company	$3,330	6,385	$(3,055)	-47.8%

Net income for 2025 was $3,330,000 or $.18 per share versus $6,385,000 or $.34 per share last year. Excluding the $2.5 million of Altman acquisition expenses, adjusted Net Income was down $1.1 million. Pro rata NOI for 2025 was $37,863,000 versus $38,139,000 last year. Excluding the $1.23 million positive net impact of non-recurring items in last year, adjusted pro rata NOI was up $1.0 million (3%) this year. The following items impacted the comparative results:
•Operating profit decreased $4,676,000 impacted by $2,505,000 of expenses related to the Altman Logistics platform acquisition and higher General and administrative expense ($1,041,000 net of $214,000 Development fee revenue and $124,000 of acquisition expenses). General and administrative expense increased primarily due to overlapping compensation as a result of the implementation of our executive succession and transition plan that commenced in June, 2024 along with the new employees from the acquisition. Operating profit at our consolidated Multifamily segment (Dock & Maren only) decreased $1,164,000 due to lower occupancy and higher bad debts along with higher than typical maintenance expenses to upgrade our tenants' experience. Industrial and commercial segment's operating profit declined $1,372,000 because of a $652,000 increase in depreciation expense from completion of our new Chelsea warehouse, as well as lower occupancy due to a tenant default and non-renewing leases. Mining Royalty Land's segment operating profit increased $1,400,000 due to higher per ton royalty revenues and the prior year's overpayment deduction of $619,000.
•Net investment income decreased $2,288,000 due to reduced earnings on cash equivalents ($1,956,000) and reduced income from our lending ventures ($332,000) primarily due to fewer residential lot sales.
•Interest expense decreased $183,000 compared to the same period last year as we capitalized $182,000 more interest. More interest was capitalized due to increased in-house and joint venture projects under development this year compared to last year.
•Equity in loss of Joint Ventures improved $2,254,000 due to improved results at our unconsolidated joint ventures. Results improved $719,000 at Windlass Run Business Park due to improved occupancy, lower variable interest rates ($246,000) and a $302,000 write-off of prior entitlement costs due to the change in use. Bryant Street results improved $1,059,000 due to lower variable interest rates ($732,000) along with a $305,000 improved NOI. Results improved $487,000 at The Verge primarily due to $284,000 lower interest expense following the refinancing in 2024 along with a $131,000 improvement in NOI.
Multifamily Segment (pro rata consolidated and pro rata unconsolidated)

	Twelve Months Ended December 31,
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$33,250	100.0%	32,378	100.0%	872	2.7%

Depreciation and amortization	13,533	40.7%	13,311	41.1%	222	1.7%
Operating expenses	10,984	33.0%	10,558	32.6%	426	4.0%
Property taxes	3,972	11.9%	3,682	11.4%	290	7.9%

Cost of operations	28,489	85.7%	27,551	85.1%	938	3.4%

Operating profit before G&A	$4,761	14.3%	4,827	14.9%	(66)	-1.4%

Depreciation and amortization	13,533		13,311		222
Unrealized rents & other	(184)		39		(223)
Net operating income	$18,110	54.5%	18,177	56.1%	(67)	-.4%
The combined consolidated and unconsolidated pro rata net operating income this year for this segment was $18,110,000, down $67,000 compared to $18,177,000 last year. NOI at Dock 79 was down $160,000 (4%) due to higher than typical maintenance expenses to improve our tenants' experience. Maren NOI was down $457,000 (12%) due to lower occupancy and bad debts ($224,000), higher property taxes ($99,000), and higher than typical maintenance expenses. Bryant Street NOI increased $305,000 (5%) primarily due to improved occupancy, lower bad debts and higher retail revenues. Riverside NOI decreased $29,000 (3%) primarily due to higher property taxes ($53,000). NOI at .408 Jackson increased $143,000 (11%) primarily due to improved rental rates. The Verge NOI increased $131,000 (5%) primarily due to higher occupancy and reduced rent concessions more than offsetting a $128,000 increase in property taxes.

Apartment Building	Units	Pro rata NOI 2025	Pro rata NOI 2024	Avg. Occupancy 2025	Avg. Occupancy 2024	Renewal Success Rate YTD 2025	Renewal % increase 2025

Dock 79 Anacostia DC	305	$3,640,000	$3,800,000	94.0%	94.2%	70.9%	3.9%
Maren Anacostia DC	264	$3,319,000	$3,776,000	92.6%	94.3%	56.9%	4.0%
Riverside Greenville	200	$832,000	$861,000	92.4%	93.3%	61.0%	4.4%
Bryant Street DC	487	$6,098,000	$5,793,000	92.4%	91.4%	59.5%	2.7%
.408 Jackson Greenville	227	$1,441,000	$1,298,000	94.4%	95.0%	60.0%	3.2%
Verge Anacostia DC	344	$2,780,000	$2,649,000	92.5%	90.0%	66.0%	2.1%
Multifamily Segment	1,827	$18,110,000	$18,177,000	93.0%	92.7%

Multifamily Segment (Consolidated - Dock & Maren)

	Twelve Months Ended December 31,
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$21,852	100.0%	22,096	100.0%	(244)	-1.1%

Depreciation and amortization	7,940	36.4%	7,936	35.8%	4	0.1%
Operating expenses	6,713	30.7%	6,047	27.4%	666	11.0%
Property taxes	2,538	11.6%	2,288	10.4%	250	10.9%

Cost of operations	17,191	78.7%	16,271	73.6%	920	5.7%
Operating profit before G&A
	$4,661	21.3%	5,825	26.4%	(1,164)	-20.0%

Total revenues for our two consolidated joint ventures (Dock & Maren) were $21,852,000, a decrease of $244,000 versus $22,096,000 last year. Revenues increased $60,000 at Dock 79 due to improved retail billings and Maren revenues decreased $304,000 due to lower occupancy and higher bad debts. Operating expenses increased at both properties due to higher than typical maintenance expenses to upgrade our tenants' experience and higher property taxes. Total operating profit before G&A for the consolidated joint ventures was $4,661,000, down $1,164,000, or 20% versus $5,825,000 last year.

Multifamily Segment (Pro rata unconsolidated)

	Twelve Months Ended December 31,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$21,348	100.0%	20,336	100.0%	1,012	5.0%

Depreciation and amortization	9,181	43.0%	8,961	44.1%	220	2.5%
Operating expenses	7,412	34.7%	7,332	36.1%	80	1.1%
Property taxes	2,590	12.1%	2,438	12.0%	152	6.2%

Cost of operations	19,183	89.9%	18,731	92.1%	452	2.4%

Operating profit before G&A	$2,165	10.1%	1,605	7.9%	560	34.9%

For our four unconsolidated joint ventures, pro rata revenues were $21,348,000, an increase of $1,012,000 or 5% compared to $20,336,000 in the same period last year as all four projects experienced revenue improvement. Revenues improved at the Verge (up $446,000) due to higher occupancy and lower rent concessions, at Bryant Street (up $262,000) due to improved occupancy, lower bad debts and higher retail revenues, at .408 Jackson (up $229,000) due to improved rates, and at Riverside (up $76,000). Depreciation increased $220,000 primarily due to the write-off of water damaged fixed assets as a result of two small accidental fires. Pro rata operating profit before G&A was $2,165,000 versus $1,605,000 last year, an increase of $560,000 or 35%.
Industrial and Commercial Segment

	Twelve Months Ended December 31,
(dollars in thousands)	2025	%	2024	%	Change	%

Lease revenue	$5,150	100.0%	5,621	100.0%	(471)	(8.4%)

Depreciation and amortization	2,096	40.8%	1,444	25.7%	652	45.2%
Operating expenses	913	17.7%	803	14.3%	110	13.7%
Property taxes	403	7.8%	264	4.7%	139	52.7%

Cost of operations	3,412	66.3%	2,511	44.7%	901	35.9%

Operating profit before G&A	$1,738	33.7%	3,110	55.3%	(1,372)	(44.1%)

Depreciation and amortization	2,096		1,444		652
Unrealized revenues	94		(7)		101
Net operating income	$3,928	76.3%	$4,547	80.9%	$(619)	(13.6%)

Total revenues in this segment were $5,150,000, down $471,000 or 8%, over last year. Operating profit before G&A was $1,738,000, down $1,372,000 or 44% from $3,110,000 last year. Depreciation and amortization increased $652,000 primarily due to last April's completion of our 258,000 square foot speculative Chelsea warehouse. Net operating income in this segment was $3,928,000, down $619,000 or 14% compared to last year. Cranberry NOI was down $509,000 due to average occupancy of 58% compared to 92% last year. Chelsea NOI was negative $118,000 due to carry costs. NOI at 34 Loveton was down $67,000 due to average occupancy of 81% compared to 91% last year. Hollander NOI increased $77,000 while it remained fully occupied.

Mining Royalty Lands Segment Results

	Twelve Months Ended December 31,
(dollars in thousands)	2025	%	2024	%	Change	%

Mining royalty and rent revenue	$14,380	100.0%	12,852	100.0%	1,528	11.9%

Depreciation, depletion and amortization	752	5.1%	636	5.0%	116	18.2%
Operating expenses	65	0.5%	69	0.5%	(4)	-5.8
Property taxes	310	2.2%	294	2.3%	16	5.4%

Cost of operations	1,127	7.8%	999	7.8%	128	12.8%

Operating profit before G&A	$13,253	92.2%	11,853	92.2%	1,400	11.8%

Depreciation and amortization	752		636		116
Unrealized revenues	608		1,907		(1,299)
Net operating income	$14,613	101.6%	$14,396	112.0%	$217	1.5%

Total revenues in this segment were $14,380,000, an increase of $1,528,000 or 12% versus $12,852,000 last year. Royalty revenues in the prior year were impacted by the deduction of royalties to resolve an $842,000 overpayment which we referenced previously. During 2024, the tenant withheld $619,000 in royalties otherwise due to the Company. Royalty tons were down 5% primarily due to a decrease at one location that had one-time project specific rail shipments in the prior year. The revenue reduction from the decreased volume was more than offset by (i) increased royalties per ton (up 12.8% excluding the prior year payment deduction) and (ii) the overpayment reduction in the prior year. Total operating profit before G&A in this segment was $13,253,000, an increase of $1,400,000 versus $11,853,000 last year. Net operating income in this segment was $14,613,000, up only $217,000 compared to last year as the higher revenues this year were nearly offset by the $1.23M non-recurring, net positive impact in last year.

Development Segment Results

	Twelve Months Ended December 31,
(dollars in thousands)	2025	2024	Change

Lease revenue	$1,250	1,205	45
Joint venture management fee revenue	214	—	214
Total revenues	1,464	1,205	259

Depreciation, depletion and amortization	171	171	—
Operating expenses	2,606	251	2,355
Property taxes	656	591	65

Cost of operations	3,433	1,013	2,420

Operating (loss) profit before G&A	$(1,969)	192	(2,161)

Joint venture management fee revenues are fees paid to the Company primarily from our three minority ownership warehouse projects acquired October 21, 2025. Development segment operating expenses included $2,381,000 of expenses related to the Altman Logistics platform acquisition.

CONSOLIDATED BALANCE SHEETS – As of December 31
(In thousands, except share data)

Assets:	December 31, 2025	December 31, 2024
Real estate investments at cost:
Land	$182,936	168,943
Buildings and improvements	309,132	283,421
Projects under construction	45,032	32,770
Total investments in properties	537,100	485,134
Less accumulated depreciation and depletion	88,558	77,695
Net investments in properties	448,542	407,439

Real estate held for investment, at cost	12,626	11,722
Investments in joint ventures	153,084	153,899
Net real estate investments	614,252	573,060

Cash, cash equivalents and restricted cash including $11,394 and $1,315 of restricted cash at December 31, 2025 and 2024, respectively	105,361	149,935
Accounts receivable, net	1,874	1,352
Federal and state income taxes receivable	1,071	—
Unrealized rents	1,264	1,380
Deferred costs	3,768	2,136
Goodwill	6,893	—
Other assets	662	622
Total assets	$735,145	728,485

Liabilities:
Secured notes payable	$192,554	178,853
Accounts payable and accrued liabilities	12,148	6,026
Other liabilities	2,317	1,487
Federal and state income taxes payable	—	611
Deferred revenue	3,356	2,437
Deferred income taxes	66,900	67,688
Deferred compensation	1,524	1,465
Tenant security deposits	689	805
Total liabilities	279,488	259,372

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,109,541 and 19,046,894 shares issued and outstanding, respectively	1,911	1,905
Capital in excess of par value	71,368	68,876
Retained earnings	355,210	352,267
Accumulated other comprehensive income, net	24	55
Total shareholders’ equity	428,513	423,103
Noncontrolling interests	27,144	46,010
Total equity	455,657	469,113
Total liabilities and equity	$735,145	728,485
.

Non-GAAP Financial Measures.
To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro rata net operating income (NOI), adjusted Pro rata net operating income, and adjusted Net income because we believe they assist investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. We provided an adjusted Net Income to adjust for the impact of one-time expenses of the Altman Logistics acquisition, which is a material business combination unlike our historical real estate acquisitions or joint ventures where expenses are capitalized. We also provided adjusted net operating income to adjust for the impact of the one-time material royalty payment in the third quarter of 2024 to better depict the comparable results. Management believes these adjustments provide a more accurate comparison of our on-going business operations and results over time due to the non-recurring, material and unusual nature of these two specific items. These measures are not, and should not be viewed as, a substitute for GAAP financial measures. For ease of comparison all the figures in the tables below include the results for The Verge in the Multifamily segment for all periods shown.

Pro Rata Net Operating Income Reconciliation
Twelve months ended 12/31/25 (in thousands)

	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals
Net income (loss)	$1,330	1,270	(5,773)	10,104	(3,969)	2,962
Income tax allocation	408	390	(1,784)	3,104	(1,300)	818
Income (loss) before income taxes	1,738	1,660	(7,557)	13,208	(5,269)	3,780

Less:
Management fee revenue		214		—		214
Interest income		3,243	18		5,563	8,824
Plus:
Unrealized rents	94	1	21	608	—	724
Professional fees		2,406	164			2,570
Equity in loss of joint ventures	—	(386)	9,446	45		9,105
Interest expense	—	—	2,790	—	177	2,967
Depreciation/amortization	2,096	171	7,940	752		10,959
General and administrative	—	—	—	—	10,655	10,655
						—
Net operating income (loss)	3,928	395	12,786	14,613	—	31,722

NOI of noncontrolling interest			(5,827)			(5,827)
Pro rata NOI from unconsolidated joint ventures		817	11,151			11,968

Pro rata net operating income	$3,928	1,212	18,110	14,613	—	37,863

Pro Rata Net Operating Income Reconciliation
Twelve months ended 12/31/24 (in thousands)

	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals
Net income (loss)	$1,459	(3,098)	(5,708)	8,219	5,588	6,460
Income tax allocation	448	(952)	(1,764)	2,525	1,772	2,029
Income (loss) before income taxes	1,907	(4,050)	(7,472)	10,744	7,360	8,489

Less:
Unrealized rents	7	—	—	—	—	7
Gain on sale of real estate	—	—	—	182	—	182
Interest income	—	3,574	—	—	7,538	11,112
Plus:
Unrealized rents	—	—	10	1,907	—	1,917
Professional fees	—	—	85	—	—	85
Equity in loss of joint ventures	—	2,049	9,266	44	—	11,359
Interest expense	—	—	2,972	—	178	3,150
Depreciation/amortization	1,444	171	7,936	636	—	10,187
General and administrative	1,203	5,767	1,059	1,247	—	9,276
						—
Net operating income (loss)	4,547	363	13,856	14,396	—	33,162

NOI of noncontrolling interest	—	—	(6,326)	—	—	(6,326)
Pro rata NOI from unconsolidated joint ventures	—	656	10,647	—	—	11,303

Pro rata net operating income	$4,547	1,019	18,177	14,396	—	38,139

	Three Months Ended
	December 31		Years Ended December 31
	2025	2024	2025	2024
Reconciliation of net Income to adjusted net income:

Net income attributable to the Company	$380	$1,679	$3,330	$6,385
Adjustments related to Altman acquisition expenses:
Operating expenses	431	—	2,381	—
General and administrative	81	—	124	—
Total adjustments to net income before income taxes	512	—	2,505	—
Income tax effect on non-GAAP adjustment	(120)	—	(589)	—
Adjusted net income attributable to the Company	$772	$1,679	$5,246	$6,385

Reconciliation of NOI to adjusted NOI:

Pro rata net operating income	$9,288	$9,103	$37,863	$38,139
Minimum royalty payment applicable to prior 24 months	—	—	—	(1,853)
Deduction to resolve royalty overpayment	—	—	—	619
Adjusted pro rata net operating income	$9,288	$9,103	$37,863	$36,905

Conference Call

The Company will host a conference call on Friday, April 10, 2026 at 4:30 p.m. (ET). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-506-0062 (passcode 751153) within the United States or by joining the webcast at https://www.webcaster5.com/Webcast/Page/3158/53880. International callers may dial 1-973-528-0011 (passcode 751153). Audio replay will be available until April 10, 2027 by accessing it at https://www.webcaster5.com/Webcast/Page/3158/53880. The webcast replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Additional Information

Our investor relations website is https://investors.frpdev.com and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, press releases, quarterly earnings presentations, investor presentations, and corporate governance information, which may contain material information about us, and you may subscribe to Email Alerts to be notified of new information posted to this site.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in our markets; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as the impact of tariffs on our industrial tenants and construction costs; well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, and (iv) leasing and management of residential apartment buildings.

Contact: Matthew C. McNulty Chief Financial Officer	904/858-9100